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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)*


                        Wilsons The Leather Experts Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   972463 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [_] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-----------------------
CUSIP No. 972463 10 3                         13G
-----------------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     David L. Rogers
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]

     Not Applicable

                                                                         (b) [_]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

 NUMBER OF             1,713,162.5
              ------------------------------------------------------------------
  SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
              ------------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER
 REPORTING
  PERSON               1,713,162.5
              ------------------------------------------------------------------
   WITH:         8     SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,713,162.5
--------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.2%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------
CUSIP No. 972463 10 3                         13G
-----------------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Diane Rogers
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]

     Not Applicable

                                                                         (b) [_]
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

 NUMBER OF             -0-
              ------------------------------------------------------------------
  SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             1,332,662.5
              ------------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER
 REPORTING
  PERSON               -0-
              ------------------------------------------------------------------
   WITH:         8     SHARED DISPOSITIVE POWER

                       1,332,662.5
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,332,662.5
--------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1.
        (a)  Name of Issuer

             Wilsons The Leather Experts Inc.

        (b)  Address of Issuer's Principal Executive Offices

             7401 Boone Avenue North
             Brooklyn Park, Minnesota  55428

ITEM 2.
        (a)  Name of Person Filing

             David L. Rogers and Diane Rogers

        (b)  Address of Principal Business Office or, if none, Residence

             7401 Boone Avenue North
             Brooklyn Park, Minnesota 55428

        (c)  Citizenship

             United States

        (d)  Title of Class of Securities

             Common Stock, $.01 par value

        (e)  CUSIP Number

             972463 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO (S)(S) 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [_] Broker or dealer registered under section 15 of the Act.

        (b)  [_] Bank as defined in section 3(a)(6) of the Act.

        (c)  [_] Insurance company as defined in section 3(a)(19) of the Act.

        (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

        (e)  [_] An investment adviser in accordance with (S)
                 240.13d-1(b)(1)(ii)(E).

        (f)  [_] An employee benefit plan or endowment fund in accordance with
                 (S) 240.13d-1(b)(1)(ii)(F).

        (g)  [_] A parent holding company or control person in accordance with
                 (S) 240.13d-1(b)(1)(ii)(G).

        (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

        (j)  [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).

             Not Applicable
                                  Page 4 of 6

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ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned

              David L. Rogers beneficially owns 1,713,162.5 common shares (David
              L. Rogers directly owns 1,361,662.5 and 351,500 shares underlying stock options which are currently fully exercisable or will be exercisable within 60 days).

              Diane Rogers beneficially owns 1,332,662.5 shares which are held jointly with her husband, David L. Rogers.

         (b)  Percent of Class

              David L. Rogers: 8.2%
              Diane Rogers: 6.4%

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote

                    David L. Rogers has sole power to vote or to direct the vote of 1,713,162.5 shares

              (ii)  Shared power to vote or to direct the vote

                    Diane Rogers has shared power to vote or to direct the vote of 1,332,662.5 shares

              (iii) Sole power to dispose or to direct the disposition of

                    David L. Rogers has the sole power to dispose or to direct the disposition of 1,713,162.5 shares

              (iv)  Shared power to dispose or to direct the disposition of

                    Diane Rogers has shared power to dispose or to direct the disposition of 1,332,662.5 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 2004   February 13, 2004
                                      --------------------  ------------------
                                         Date                  Date

                                      /s/ David L. Rogers    /s/ Diane Rogers
                                      --------------------  ------------------
                                        Signature              Signature


                                        David L. Rogers        Diane Rogers
                                      --------------------  ------------------
                                           Name/Title           Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S) 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   Page 6 of 6